Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 1st day of November, 2018 (the “Effective Date”), by and among OvaScience, Inc., a Delaware corporation (the “OvaScience”), the purchasers set forth on Schedule I attached to this Agreement (each a “Purchaser” and collectively, the “Purchasers”) and Millendo Therapeutics Inc. (the “Company” and together with OvaScience, the “Merger Parties”). Each Purchaser, the Company and OvaScience shall be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.                                    The Company, OvaScience and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B.                                    Each Purchaser, severally and not jointly, wishes to purchase, and OvaScience wishes to sell, upon the terms and conditions stated in this Agreement,  shares of common stock, par value $0.001 per share (the “Common Stock”), of OvaScience, calculated pursuant to Section 1.2 below (which aggregate amount for all Purchasers together shall be collectively referred to herein as the “Shares”). For the avoidance of doubt, “Shares” shall exclusively refer to those shares listed on Schedule I hereto, and shall not refer to any additional shares of the capital stock of OvaScience that may be held by the Purchasers or any other holders of the capital stock of OvaScience.

C.                                    Pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of August 8, 2018, by and among OvaScience, Orion Merger Sub, Inc. and the Company (such transaction, the “Merger”, and the agreement, as amended from time to time, the “Merger Agreement”), the Company and Orion Merger Sub, Inc. will be merged pursuant to the terms of the Merger Agreement.

D.                                    Simultaneously with the execution of this Agreement, the Purchasers and OvaScience will have delivered and executed the Registration Rights Agreement attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Shares will be registered as set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, OvaScience and each Purchaser hereby agree as follows:

Section 1.                                          AUTHORIZATION AND PURCHASE AND SALE OF STOCK.

1.1       RESERVED

1.2       Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing (as defined below), OvaScience hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from OvaScience, severally and not jointly, for the aggregate purchase amount set forth opposite such Purchaser’s name on Schedule I, the number of Shares computed by dividing such purchase amount by the Cash Investment Amount.  For purposes hereof, the Cash Investment Amount shall equal (i) $1.2096 divided by (ii) the Exchange Ratio (as defined in the Merger Agreement) in effect at the closing of the Merger (after the effectiveness of the reverse stock split applicable to the Common Stock of OvaScience to be completed concurrently with the Merger). OvaScience’s agreement with each of the Purchasers under this Agreement is a separate agreement and the sale of Shares to each of the Purchasers is a separate sale.

1.3       Use of Proceeds.  The proceeds from the sale of the Shares hereunder will be used by OvaScience for working capital and other general corporate purposes.

Section 2.                                          CLOSING.

2.1       The Closing.  The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place upon the satisfaction of the conditions set forth in Sections 5 and 6, or the waiver thereof by the party for whose benefit such condition exists, through the electronic exchange of documents and signature pages or at such other time or place as OvaScience and Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2       Delivery.  At the Closing, subject to the terms and conditions hereof, OvaScience will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor as set forth on Schedule I by (i) check made payable to the order of OvaScience, (ii) wire transfer, or (iii) any combination of the foregoing.

Section 3.                                          REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE COMPANY Except as set forth in the Company Disclosure Schedule (as defined in the Merger Agreement), which is being delivered to you hereunder, incorporated by reference herein and is attached to this Agreement as Exhibit B, which exceptions and other information included therein, as supplemented by the information provided on Exhibit C hereto, shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants to each Purchaser as follows. The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in Section 2 of the Merger Agreement. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in Section 2 of the Merger Agreement only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections of the Merger Agreement.

3.1       Company Representations and Warranties; Merger Agreement. The representations and warranties set forth in Section 2 of the Merger Agreement (as modified and supplemented by the Company Disclosure Schedule and the supplemental disclosures referenced above) are made hereunder to the Purchasers by the Company, as of the Effective Date as if such representations and warranties appear in and are being made pursuant to this Agreement. For purposes of this Agreement, all such representations and warranties (and all corresponding definitions) are incorporated by reference and made a part hereof.

3.2       Authority; Binding Nature of Agreement. The Company and OvaScience each has the requisite corporate power to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Merger Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Parties and no further corporate authorizations are required by each of the Merger Parties, its Board of Directors or its stockholders in connection therewith (except that stockholder approval by OvaScience’s stockholders will be required). This Agreement has been (or upon delivery will have been) duly executed by the Merger Parties and is, or when delivered in accordance with the terms hereof, will, constitute the legal, valid and binding obligation of the Merger Parties enforceable against each of the Merger Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable law.

3.3       Non-Contravention; Consents. The consummation of the transactions contemplated by this Agreement, will not directly or indirectly (with or without notice or lapse of time) except with respect to the Required Filings (as defined below) and any approvals, authorizations or waivers required to be obtained under the Company’s and OvaScience’s respective certificates of incorporation or any agreement set forth on the Company Disclosure Schedule (including a waiver of preemptive rights):

(a)         contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or OvaScience or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of the Company or of OvaScience, respectively;

(b)         contravene, conflict with or result in a material violation of, or give any Governmental Authority (as defined in the Merger Agreement) or, to the knowledge of the Company, other Person the right to challenge this Agreement and the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law (as defined in the Merger Agreement) or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or OvaScience, or any of the assets owned or used by the Merger Parties or its Subsidiaries, is subject;

(c)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or its Subsidiaries, or OvaScience, or that otherwise relates to the business of the Company or its Subsidiaries or of OvaScience or to any of the material assets owned or used by the Company or its Subsidiaries or of OvaScience;

(d)         to the knowledge of the Company, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract (as defined in the Merger Agreement), or of any Orion Contract (as defined in the Merger Agreement) or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract or Orion Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract or Orion Contract; (iii) accelerate the maturity or performance of any Company Contract or Orion Contract; or (iv) cancel, terminate or modify any term of any Company Contract or Orion Contract, except, in the case of any Company Material Contract (as defined in the Merger Agreement) or Orion Material Contract (as defined in the Merger Agreement), any non-material breach, default, penalty or modification and, in the case of all other Company Contracts or Orion Contracts, any breach, default, penalty or modification that would not result in a Company Material Adverse Effect (as defined in the Merger Agreement) or an Orion Material Adverse Effect (as defined in the Merger Agreement), respectively;

(e)          result in the imposition or creation of any Encumbrance (as defined in the Merger Agreement) upon or with respect to any material asset owned or used by the Company or its Subsidiaries or OvaScience (except for Permitted Encumbrances (as defined in the Merger Agreement) and minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company or OvaScience); or

(f)           result in, or increase the likelihood of, the transfer of any material asset of the Company or its Subsidiaries or OvaScience to any Person.

3.4                               Filings, Consents and Approvals. Neither the Company nor OvaScience is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company or Ovacience of this Agreement (including the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii)

the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act and/or (iii) those that have been made or obtained prior to the date of this Agreement (the “Required Filings”).

3.5                               Issuance of the Securities. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances imposed or permitted by the Company or OvaScience, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.6                               OvaScience Representations and Warranties; Merger Agreement.  To the Company’s knowledge, none of the representations or warranties made or contained in the Merger Agreement or in any agreement, instrument, document or certificate delivered thereunder by or on behalf of OvaScience contains any untrue material statement of fact or omits to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.

3.7                               No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither the Company, OvaScience nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, OvaScience or with respect to any other information provided to the Purchasers in connection with the transactions contemplated hereby.

Section 4.                                          REPRESENTATIONS, WARRANTIES, AND CERTAIN AGREEMENTS OF THE PURCHASERS.  Each Purchaser hereby represents and warrants to, and agrees with, the Company and OvaScience, severally and not jointly and only with respect to itself that the following statements are true and correct as of the Effective Date and the Closing:

4.1       Authorization.  The Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as may be limited by the effect of rules of law governing the availability of equitable remedies, and (iii) may be limited by applicable federal or state securities laws.

4.2       Purchase for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company and OvaScience, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares shall be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution of such Shares within the meaning of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same except as may be permitted under the Securities Act.  By execution of this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to any of the Shares.  If other than an individual, the Purchaser also represents that it has not been formed for the specific purpose of acquiring the Shares.

4.3       Exempt Offering.  The Purchaser acknowledges that the Shares have not been registered under the Securities Act and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Purchasers contained in this Agreement.

4.4       Disclosure of Information.  The Purchaser believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.  The Purchaser has had an opportunity to ask questions and receive answers from the Company and OvaScience regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of the Company and OvaScience and to obtain additional information (to the extent the Company and OvaScience possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.  The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.

4.5       Investment Experience.  The Purchaser has experience as an investor in securities of companies in this stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares to be purchased by it, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares.

4.6       Accredited Investor Status.  The Purchaser is an “accredited investor” within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect.

4.7       Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement.

Notwithstanding the provisions of this Section 4.7 above, no such registration statement or opinion of counsel shall be required for:  (i) any transfer of any Shares in compliance with SEC Rule 144 or Rule 144A (it being agreed that OvaScience shall have the right to receive evidence satisfactory to it regarding compliance with such Rule or any successor or analogous rule prior to the registration of any such transfer), (ii) any transfer of any Shares by a Purchaser that is a partnership to another partnership that is affiliated with the Purchaser, to a partner or retired partner in the Purchaser, to the estate of any such partner or retired partner, or to a trust for the benefit of such partner or retired partner or the spouse or lineal descendants of such partner or retired partner or the transfer by gift or intestate succession of any such partner or retired partner to his or her spouse, or (iii) any transfer of any Shares by any Purchaser to (a) any entity in which: (x) the control is held, directly or indirectly, by the ultimate beneficial owner of a Purchaser; (y) the control is held, directly or indirectly, by the management company that directly or indirectly manages, or advises the ultimate beneficial owner of the Purchaser; or (z) is managed by the same management company as the ultimate beneficial owner of the Purchaser; or (b) the stockholders of such Purchaser in the event of its winding-up; provided that in each of the foregoing cases the transferee shall, prior to giving effect to such transfer, agree in writing to be subject to the terms of this Section 4.7 to the same extent as if the transferee were an original Purchaser under this Agreement.

4.8       Legends.  It is understood that the certificates evidencing the Shares shall bear the legends set forth below (in addition to any legend required under applicable state securities laws):

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE

BOOKS OF THE COMPANY, WITHOUT REGISTRATION UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.

(b) Any other legends required by state securities laws applicable to any individual Purchaser.

The legend set forth in Subsection 4.8(a) above shall be removed by OvaScience from any certificate evidencing the Shares at such time as such Shares are eligible to be sold under SEC Rule 144 promulgated under the Securities Act without restriction and OvaScience shall take all action including requesting that counsel for OvaScience issue an opinion to OvaScience’s transfer agent with respect to such removal.  In addition, OvaScience shall issue or cause its counsel to issue an instruction letter to its transfer agent on the effective date of the Registration Statement (as defined below) with respect to the shares registered under such registration statement providing that any shares transferred under such registration statement may be issued without a securities law restrictive legend.

4.9       No General Solicitation.  Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10                        Residence.  If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Schedule I; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Schedule I.

4.11                        Tax Advisors.  The Purchaser has reviewed with its own tax advisors the federal, state and local tax consequences of an investment in the Shares, where applicable, and the transactions contemplated by this Agreement.  The Purchaser is relying solely on such advisors and not on any statements or representations of the Company, OvaScience, or any of their agents and understands that it (and not the Company or OvaScience) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.12                        Purchaser Counsel.  The Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits and schedules attached hereto and the transactions contemplated by this Agreement with the Purchaser’s own legal counsel, if they have chosen to engage counsel.  The Purchaser is relying on such Purchaser’s legal counsel, if any, and the representations and warranties of the Company set forth in Section 3.  The Purchaser is relying solely on its legal counsel, if any, and not on any statements or representations of the Company, or any of the Company’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

4.13                        No Disqualification Events.  Neither the Purchaser nor, to the extent it has them, any of its shareholders, members, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Investor Covered Persons”), are subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).  The Purchaser has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event.  The purchase of the Shares by the Purchaser will not subject the Company or OvaScience to any Disqualification Event.

4.14                        Independent Evaluation. The Purchaser confirms and agrees that (i) it has independently evaluated the merits of its decision to purchase the Shares, (ii) it has not relied on the advice of, or any representations by, Jefferies LLC or Leerink Partners LLC (each, a “Placement Agent” and together, the “Placement Agents”) or any respective affiliate thereof or any representative of the Placement Agents or their respective affiliates in making such decision, and (iii) neither the Placement Agents nor any of their respective representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.                                          CONDITIONS TO PURCHASERS’ OBLIGATIONS AT THE CLOSING.  The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment by the Company and OvaScience or waiver by the Purchaser, on or before the Closing, of each of the following conditions (such waiver to be evidenced solely by written communication of Purchaser to the Company and OvaScience), which fulfillment shall be evidenced by delivery to Purchaser immediately prior to Closing of a certificate to such effect executed by an officer of the Company or OvaScience, as applicable:

5.1       Representations and Warranties.  Each of the representations and warranties of the Company contained in Section 3 of this Agreement shall be true and complete on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except that the representations and warranties contained in Section 3 of this Agreement, whether or not incorporated herein by reference pursuant to Section 3.1, above that speak only as of a specific date shall be true and complete on and as of such date, except in all cases, where the failure to be so true and complete would not have a material adverse effect on the Company and its businesses, operations or financial condition.

5.2                               Performance.  Each of the Company and OvaScience shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, except for such violations which do not affect the receipt by the Purchaser of the Shares.

5.3                               Consents and Waivers.  Each of the Company and OvaScience shall have obtained any and all governmental or regulatory consents, permits, waivers, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and necessary for consummation of the transactions contemplated by this Agreement, and the same shall be effective as of the date of the Closing.

5.4                               Merger.  The Merger shall have become effective pursuant to the Delaware General Corporation Law. After the date of this Agreement, there have been no amendments to, or waivers of, any provisions of the Merger Agreement as in effect on the date hereof that could reasonably be expected to have an adverse effect on the economic interests of the Purchaser in, or the value of, the Shares acquired hereunder.

5.5                               Registration Statement Effectiveness. The resale registration statement contemplated in the Registration Rights Agreement (the “Registration Statement”) shall have been declared effective by the SEC

5.6                               Securities Law Filings.  Each of the Company and OvaScience shall have timely obtained such approvals, waivers and consents as may be required to be obtained prior to Closing under the Securities Act or under applicable state securities laws, including the Required Filings.

Section 6.                                          CONDITIONS TO OVASCIENCE’S OBLIGATIONS AT THE CLOSING.  The obligations of OvaScience to sell Shares to each of the Purchasers at the Closing are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

6.1       Representations and Warranties.  The representations and warranties of each such Purchaser contained in Section 4 shall be true and complete in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2       Performance. Such Purchaser shall have delivered the purchase price for its Shares.

6.3       Consents and Waivers.  OvaScience shall have obtained any and all governmental or regulatory consents, permits, waivers, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and necessary for consummation of the transactions contemplated by this Agreement, and the same shall be effective as of the date of the Closing.

Section 7.                                          WAIVER

7.1       OvaScience Counsel Waiver of Conflicts.  Each Party to this Agreement acknowledges that Cooley LLP (“Cooley”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent OvaScience or one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing.  The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent.  Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company.  OvaScience, the Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Cooley has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) give its informed consent to Cooley’s representation of the Company in the Financing. OvaScience, the Company and Purchasers each hereby confirm that Cooley may act as the Company’s counsel in connection with the transactions contemplated herein.

Section 8.                                          GENERAL PROVISIONS.

8.1       Survival of Representations and Warranties.  The representations and warranties contained herein shall terminate contingent upon and concurrently with the Closing and only the agreements and covenants contained herein that by their terms shall survive the Closing in accordance with their terms.

8.2       Successors and Assigns.  Neither this Agreement nor any rights that may accrue to any Purchaser hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

8.3       Third Parties.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 8.23 of this Agreement, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.4       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws.

(b)         Each of the Parties hereto hereby (i) irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agree that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agree that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c)          EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.5       Counterparts.  This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

8.6       Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

8.7       Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed effectively given and made: (a) when delivered if personally delivered to the Party for whom it is intended, (b) when delivered, if sent by electronic mail or facsimile with receipt confirmed during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

If to OvaScience, OvaScience, Inc., 9 Fourth Avenue , Waltham, MA 02451, Attention: Chief Executive Officer, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7, with a copy (which shall not constitute notice) to Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, MA 02111, Attention: William C. Hicks, Esq.

If to the Company, Millendo Therapeutics, Inc., 301 N. Main Street, Suite 100, Ann Arbor, MI 48104, Attention:  Julia C. Owens Ph.D., or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7, with a copy (which shall not constitute notice) to Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116, Attention:  Miguel J. Vega.

If to a Purchaser, at its address set forth on Schedule I or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8       No Finder’s Fees.  Other than as set forth on the Company Disclosure Schedule, each Party represents that it neither is nor shall be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement. Each Purchaser, severally and not jointly, agrees to indemnify and to hold harmless the Company and OvaScience from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which such Purchaser or any of its officers, partners, employees, or representatives is responsible. Other than with respect to any items set forth on the Company Disclosure Schedule, the Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9       Amendments and Waivers.  Except with respect to waiver of any condition pursuant to Sections 5 or 6 hereof, which may be waived only as provided therein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the OvaScience, the Company and the affected Purchaser. Each of the Purchasers acknowledges and agrees that (i) none of the Shares will be registered on a Form S-4 and will only be registered pursuant to the Registration Statement and (ii) the terms and conditions of the Merger Agreement may be amended or modified or any provision waived in accordance with its terms and that, subject to Section 5.4 hereof, any such amendment, modification or waiver shall not impact or modify the obligations of any Purchaser to purchase Shares or otherwise hereunder.  Without limiting the generality of the foregoing, each Purchaser shall have the right to allocate its purchase amount among its Affiliates in such amounts as it determines in its discretion and Schedule I shall be updated correspondingly; provided, however, no such allocation shall relieve such Purchaser of any liabilities or obligations it may have pursuant to this Agreement.

8.10                        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.11                        Entire Agreement.  This Agreement, together with all exhibits, schedules and annexes to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the Parties with respect to the subject matter of this Agreement.

8.12                        Further Assurances;.  From and after the date of this Agreement, upon the request of the Purchasers, the Company or OvaScience, OvaScience, the Company and the Purchasers shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

8.13                        Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of OvaScience, or a price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

8.14                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Purchaser, upon any breach or default of OvaScience or the Company under this Agreement shall impair any such right, power, or remedy of such Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in such breach or default, or of or in any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default.  Any waiver, permit, consent, or approval of any kind or character on the part of any Purchaser of any breach or default under this Agreement or any waiver on the part of any Purchaser of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Purchaser shall be cumulative and not alternative.

8.15                        Exculpation of Closing Agent and Placement Agent. Each Party hereto agrees for the express benefit of each of the Placement Agents, their respective affiliates and their respective representatives that:

(a)         Neither of the Placement Agents nor any of their respective affiliates or their respective representatives (1) has any duties or obligations other than those specifically set forth in the engagement letters, dated as of August 3, 2018, among the Company and the Placement Agents (the “Engagement Letter”); (2) shall be liable for any improper payment made in accordance with the information provided by the Company; (3) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement; or (4) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Agreement, except for such party’s own gross negligence, willful misconduct or bad faith.

(b)         Each of the Placement Agents, their respective affiliates and their respective representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as Placement Agent hereunder pursuant the indemnification provisions set forth in the Engagement Letter.

8.16                        Exculpation Among Purchasers.  Each Purchaser acknowledges that it is not relying upon any other Purchaser, or any officer, director, stockholder, employee, agent, partner or affiliate of any such other Purchaser, in making its investment or decision to invest in OvaScience or in monitoring such investment.  Each Purchaser agrees that no other Purchaser nor any officer, director, stockholder, employee, agent, partner or affiliate of any other Purchaser shall be liable for any action taken before or after the date of this Agreement or omitted to be taken by any of them relating to or in connection with OvaScience, the Company, the Shares, or all of the foregoing.  Without limiting the foregoing, no Purchaser nor any of its officers, directors, stockholders, partners, employees or agents of affiliates, or other holder of any Shares shall have any obligation, liability or responsibility whatsoever for the accuracy, completeness or fairness of any or all information about OvaScience, the Company or any subsidiary or their respective properties, business or financial and other affairs, acquired by such Purchaser or holder from OvaScience, the Company or any subsidiary or the respective officers, directors, employees, agents, representatives, counsel or auditors of either, and in turn provided to another Purchaser or holder of Shares, nor shall any such Purchaser or other person have any obligation or responsibility whatsoever to provide any such information to any other Purchaser or holder of Shares or to continue to provide any such information if any information is provided.

8.17                        Rights of Purchasers.  Each Purchaser shall have the absolute right to exercise or refrain from exercising any right or rights that such Purchaser may have by reason of this Agreement, OvaScience’s certificate of incorporation, the Bylaws, or at law or in equity, including without limitation the right to consent to the waiver of any obligation of OvaScience and to enter into an agreement with OvaScience for the purpose of modifying this Agreement, and such Purchaser shall not incur any liability to any other Purchaser or holder of Shares with respect to exercising or refraining from exercising any such right or rights.

8.18                        No Commitment for Additional Financing.  OvaScience and the Company each acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company or OvaScience in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth in Section 1 and subject to the conditions set forth in Section 5.  In addition, the Company and OvaScience each acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company or OvaScience in obtaining any financing or investment, (ii) the Company and OvaScience shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company or OvaScience in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company or OvaScience, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company or OvaScience, and shall have no obligation to assist or cooperate with the Company or OvaScience in obtaining any financing, investment or other assistance.

8.19                        Confidentiality.  Except as required by law, each Purchaser agrees that it shall keep confidential and shall not disclose or divulge any confidential, proprietary, or secret information which such Purchaser may obtain from OvaScience or the Company or others in connection with this Agreement, reports, and other materials submitted by or on behalf of OvaScience or the Company to such Purchaser pursuant to this Agreement or otherwise, or pursuant to visitation or inspection rights granted under this Agreement, unless such information is known, or until such information becomes known, to the public; provided that a Purchaser may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in OvaScience, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section or (iii) to any Affiliate of such Purchaser or to a partner or stockholder of such Purchaser.

8.20                        Legal Fees.  The Company will pay the legal fees and other expenses of Great Point Partners, LLC (“Great Point”) incurred in connection with the negotiation, execution and delivery of this Agreement, which amount shall not exceed $35,000 in the aggregate. In the event that any suit or action is instituted with respect to this Agreement, the prevailing party in such dispute (solely to the extent such dispute is finally settled by a court of competent jurisdiction) shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party in connection with any such suit or action, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

8.21                        Damages.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that OvaScience, the Company or any Purchaser, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereto hereby agree not to raise any objections to the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any Purchaser under this Agreement.

8.22                        Commitment Date. This Agreement may be terminated and the sale and purchase of the Shares abandoned (i)(x) at any time prior to the Closing and prior to the termination of the Merger Agreement, by mutual written consent of OvaScience, the Company and any Purchaser listed on Schedule I hereto, (but solely with respect to himself, herself or itself only) and (y) at any time prior to the Closing and following the termination of the Merger Agreement, by either OvaScience, the Company or any Purchaser listed on Schedule I hereto (with respect to himself, herself or itself only), (ii) if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the date that is one (1) year from the closing of the Merger, by the Company, OvaScience or any Purchaser listed on Schedule I hereto (with respect to himself, herself or itself only, upon written notice to OvaScience and the Company, or (iii) by either OvaScience, the Company or any Purchaser listed on Schedule I (with respect to himself, herself or itself only) upon written notice to the other parties if consummation of the transactions contemplated hereby would violate any nonappealable order, degree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.22 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. In the event of a termination pursuant to this Section 8.22, OvaScience shall promptly notify the Company and all non-terminating Purchasers and OvaScience, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under this Agreement as a result therefrom. Notwithstanding the foregoing, Section 8.19 shall survive the termination or expiration of this Agreement.

8.23                        Reliance by the Placement Agents.    The Parties agree and acknowledge that each of the Placement Agents may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Purchasers contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to such Placement Agent.

8.24                        Financing Termination Fee.  Notwithstanding anything contained herein to the contrary, if the Merger Agreement is terminated as a result of a Company Superior Offer (as defined in the Merger Agreement) or an Orion Superior Offer (as defined in the Merger Agreement), Great Point shall be entitled to receive a termination fee equal to One Million Dollars ($1,000,000) from the Merger Party who owes a termination fee pursuant to the Merger Agreement in connection with such superior offer (the “Financing Termination Fee”).  The Financing Termination Fee shall be paid to Great Point within thirty (30) days of the termination of the Merger Agreement in cash or by wire transfer to an account designated by Great Point and shall be conditioned on the receipt by the Company and OvaScience of a customary general release of claims in favor of both parties and all related and affiliated persons.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

COMPANY:

MILLENDO THERAPEUTICS, INC.

By:	/s/ Julia Owens
Name:	Julia Owens
Title:	Chief Executive Officer

OVASCIENCE, INC.

By:	/s/ Christopher Kroeger
Name:	Christopher Kroeger
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

PURCHASERS:

[ ]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SCHEDULE I

Schedule of Purchasers

Closing:

Purchaser / Address	Cash Investment Amount		Cash Shares Purchased

Total	$	[TBD]	[TBD]

EXHIBIT A

Registration Rights Agreement

[See Attached]

EXHIBIT B

Company Disclosure Schedule

[See Attached]

EXHIBIT C

Disclosure Schedule Supplements